Exhibit 10.1
[EXECUTION VERSION]

October 29, 2026
Mario Harik
XPO, Inc.
1 International Place
Suite 1610
Boston, MA 02111

Dear Mario,

This letter agreement (this “Letter Agreement”), effective as of November 1, 2026 (the “Effective Date”), is entered into by and between XPO, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and you, Mario Harik (“Employee”). Employee currently serves, and shall continue to serve, as the Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company (the “Board”).

1.Salary and Compensation
As of the Effective Date, Employee’s compensation package shall be as follows:

(a)Base Salary. The Company shall pay Employee, pursuant to the Company’s normal and customary payroll procedures but not less frequently than monthly, a base salary at the rate per annum of
$1,150,000 (the “Base Salary”). The Base Salary is subject to review annually, but will not be decreased, by the Compensation Committee (the “Compensation Committee”) of the Board in its sole discretion, and any increased amount shall thereafter be the “Base Salary” for all purposes of this Letter Agreement, the CIC Severance Agreement and the CIPA (each as defined below).

(b)Annual Bonus. As additional compensation, Employee will receive a performance-based bonus opportunity (the “Annual Bonus”) for each year of Employee’s employment (including 2026) with a target of 200% of Base Salary (the “Target Bonus”), based upon Employee’s achievement of performance goals as determined by the Compensation Committee.
(c)Benefits. Employee shall be eligible to participate in all benefit plans and programs of the Company that are generally available to other members of the Company’s senior executive team, on terms no less favorable than those provided to such other members, subject to the terms and conditions of such plans and programs.

(d)Paid-Time Off. Employee shall be entitled to 25 days paid-time off, and any holidays that are generally afforded to the Company’s employees, in each case, per calendar year, prorated for the portion(s) of any partial calendar year.

(e)Business Expenses. The Company shall provide Employee a Company-owned wireless smartphone and Company-owned laptop computer and shall pay or reimburse Employee for all reasonable and necessary business expenses incurred in the performance of Employee’s duties to the Company during Employee’s employment upon the presentation of appropriate statements of such expenses.

(f)Annual Long-Term Incentive Opportunity. Employee will receive annual long-term incentive compensation awards throughout Employee’s employment, subject to approval by the Compensation Committee. Employee will receive fiscal year 2027 annual long-term incentive awards from the Company with a total grant date value of $12,000,000, no later than the date on which fiscal year 2027 annual long-term incentive awards are granted to other senior executives of the Company. Eighty percent of such award opportunity is expected to be granted in the form of performance-based restricted stock units, and twenty percent of such award opportunity is expected to be granted in the form of time-based restricted stock units. The grant of the long-term incentive award and all terms and conditions thereof (including vesting terms and conditions) shall be subject to the approval of the Compensation Committee. The Compensation Committee may consider the amount of the 2027 long-term incentive awards as a reference point for each subsequent annual grant, subject to the Compensation Committee’s sole discretion to determine such amounts and other terms and conditions.

2.Employment Duties
Excluding any periods of paid-time off or approved sick leave to which Employee is entitled, Employee shall devote substantially all of Employee’s business time, energy and attention to the performance of Employee’s duties and responsibilities to the Company and shall faithfully and diligently endeavor to promote the business and best interests of the Company. Employee shall perform such duties as are customarily performed by an individual in Employee’s position at a public company and such other duties consistent with Employee’s position as may reasonably be assigned from time to time by the Board. Employee shall be the most senior executive of the Company and its affiliates and shall report directly and exclusively to the Board. Employee may not, without the prior written consent of the Board (which consent shall not be unreasonably withheld), directly or indirectly, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, partner, member, agent or representative of, any type of business or service other than as an employee and member of the Company (other than service on any board of directors of which Employee is a member as of the date hereof). It shall not, however, be a violation of the foregoing provisions for Employee to (a) serve as an officer or director or otherwise participate in non-profit, educational, social welfare, religious and civic organizations or
(b) manage Employee’s personal, financial and legal affairs and personal and family investments (including indirectly through Employee’s family office, and including by forming, owning, controlling and serving as an officer, director or manager of one or more family offices established to manage the assets of Employee and his family members), in each case so long as any such activities do not unreasonably interfere with the performance of Employee’s duties and responsibilities to the Company and are in compliance with the CIPA (as defined below).

3.Severance Benefits

Employee shall be eligible for severance payments and other benefits upon certain qualifying termination events, subject to the terms and conditions in the Change in Control and Severance Agreement (the “CIC Severance Agreement”) that Employee is executing and delivering to the Company on the date hereof. Employee also acknowledges that Employee is executing and delivering to the Company a Confidential Information Protection Agreement (the “CIPA”) on the date hereof.

4.Legal Considerations

Employee’s employment with the Company will continue to be “at-will.” This means that either Employee or the Company may terminate the employment relationship at any time and for any reason, in accordance with and subject to the terms of the CIC Severance Agreement, including notice requirements.

5.Entire Agreement
From and after the Effective Date, this Letter Agreement, together with the CIC Severance Agreement and CIPA, shall constitute the entire agreement and understanding between the parties hereto with respect to Employee’s employment hereunder and, as of the Effective Date, supersedes and is in full substitution for any and all prior understandings or agreements (whether written or oral) with respect to Employee’s employment; provided that nothing herein shall adversely affect (i) any outstanding equity or long-term incentive awards held by Employee as of the Effective Date, which shall continue to be governed by their terms (except that, to the extent more favorable to Employee, the definitions of “Cause,” “Good Reason” and “Change in Control” and the treatment set forth in the CIC Severance Agreement shall apply thereto),
(ii) any right of Employee to indemnification, advancement of expenses or directors’ and officers’ liability insurance coverage, or (iii) any vested rights of Employee under any plan or program of the Company. The Company does not make and has not made, and Employee does not rely and has not relied on any statement, omission, representation or warranty, written or oral, of any kind or nature whatsoever, regarding the Company.
6.Indemnification; Insurance
The Company shall indemnify Employee and hold Employee harmless, and shall advance expenses (including reasonable attorneys’ fees) to Employee, to the fullest extent permitted by applicable law as set forth in the Company’s certificate of incorporation and bylaws, with respect to any actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses and damages resulting from or relating to Employee’s service as an officer, director or employee of the Company or any of its affiliates. During Employee’s employment and for not less than six years thereafter, the Company shall cover Employee under its directors’ and officers’ liability insurance policies on terms no less favorable than those provided to any other director or officer of the Company. The provisions of this Section 6 shall survive the termination of Employee’s employment and of this Letter Agreement.

7.Governing Law; Disputes
This Letter Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law. Any claim initiated by either party arising out of or relating to this Letter Agreement, or the breach thereof, or Employee’s employment, or the termination thereof, shall be resolved by binding arbitration before a single arbitrator in the State of Delaware administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company shall pay all fees and expenses of the arbitrator and the American Arbitration Association, and any other costs that Employee would not have incurred had the claim been brought in court.

8.Counterparts
This Letter Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
Signature Page Follows.

IN WITNESS WHEREOF, each of the parties has executed this Letter Agreement, in the case of the Company by its duly authorized officer, as of the date set forth below.

XPO, INC.

By:	/s/ Carolyn Roach
Carolyn Roach
Chief Human Resources Officer

Date:	October 29, 2026

EMPLOYEE

By:	/s/ Mario Harik
Mario Harik

Date:	October 28, 2026

Signature page to Letter Agreement

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